Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By

GEX Management, Inc. (“Buyer”)

And

G & C Family, LLC (“Seller”)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of December 29, 2017 (“Effective Date”) by and among GEX Management, Inc., a Texas corporation (“Buyer”), and G&C Family, LLC, an Arkansas limited liability company (“Seller”) (collectively “Parties” and individually “Party”), for the purchase of the 100% of the member interests in AMAST Consulting, LLC, a Texas limited liability company (“AMAST”).

RECITALS

WHEREAS, AMAST is a limited liability company that owns property located at 212 S. Lincoln St., Lowell, Arkansas 72745; and

WHEREAS, the Seller owns one hundred percent (100%) of the member interests in AMAST (the “AMAST Member Interest”); and

WHEREAS, Buyer wishes to buy from Seller, and Seller wishes to sell to Buyer the AMAST Member Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

Article I.

SALE AND PURCHASE OF AMAST

1.0 Sale and Purchase of AMAST Member Interest; Consideration. The Seller hereby agrees, subject to the terms and conditions of this Agreement, to sell, assign, transfer and deliver to Buyer at the Closing (as hereinafter defined) free and clear of all liens, claims, charges, limitations, agreements, restrictions and encumbrances whatsoever, the AMAST Member Interest for the consideration specified in Section 1.1. The Seller hereby transfers all title over the AMAST Member Interest to Buyer at the time of Closing, which includes all rights and obligations connected to the AMAST Member Interest including but not limited to all rights to dividends, capital, all voting rights and for avoidance of doubt any dividends which are due but not yet paid will become due and paid to Buyer. The transfer is effective at the execution of this Agreement and the issuance of the consideration defined in Section 1.2.

1.1 Total Purchase Price for AMAST Member Interest. The total purchase price for the AMAST Member Interest shall be two hundred thousand (200,000) shares of Buyer’s common stock (“Buyer’s Common Stock”) with a cost basis of four dollars ($4.00) per share. Additionally, within six (6) months of the Effective Date, Buyer shall obtain financing for the debt owed to Chambers Bank, which is secured by the assets of Seller, sufficient to effect the removal of the current guarantors of the loan with Chambers Bank.

1.2 Closing. The closing of the sale and purchase of the AMAST Member Interest to the Buyer shall take place contemporaneously with the execution of this Agreement at the offices of the Seller (the “Closing”). Buyer shall deliver to Seller the Buyer’s Common Stock consideration by executing a treasury order and submitting it to the Buyer’s transfer agent instructing the issuance and delivery a stock certificate in the amount of the Buyer’s Common Stock.

Article II.

REPRESENTATIONS AND WARRANTIES

2.0 Representations and Warranties of Buyer. Buyer represents and warrants to and agrees to Seller, as follows:

(a) Organization; Power and Authority; Authorization; Subsidiaries. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to execute and deliver this Agreement and to perform the Buyer’s obligations hereunder and thereunder. Buyer has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and other assets, to conduct its businesses as presently conducted and as proposed to be conducted. The execution, delivery and performance by Buyer of this Agreement and has been duly and validly authorized by all necessary corporate action.

(b) Non-Contravention; Governmental Authorities and Consents. The execution, delivery and performance of this Agreement does not and will not violate, result in creation of a lien under, or cause a default or a breach of any term or provision of (i) any statute or other law applicable to Buyer, (ii) any rule or regulation of any governmental agency or authority applicable to Buyer, (iii) any agreement, document or instrument to which Buyer is a party or by which it is bound, (iv) any judgment, order or decree of any court or governmental agency or authority applicable to Buyer or (v) the articles of incorporation or bylaws of Buyer or any resolution of the Buyer’s Board of Directors or shareholders. No consent, approval, or other authorization is required on the part of any person, governmental authority or other entity in connection with the execution, delivery and performance of this Agreement by the Buyer.

(c) No Undisclosed Liabilities. Buyer does not have any undisclosed liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except for liabilities or obligations (i) disclosed in Buyer’s financial statements, (ii) incurred in the ordinary course of business and consistent with past practices since the date of the latest Buyer balance sheet and (iii) that are not material in the aggregate to Buyer. Buyer has filed its financial statements with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) or 15(d) of the Securities Exchange Act of 1934, as amended.

(d) Bankruptcy Matters. Buyer is not subject to any voluntary case under title 11 of the United States Code or any other bankruptcy, insolvency or similar law of any state, federal, foreign or other jurisdiction, nor has any Person commenced an involuntary case against or involving the Buyer under title 11 of the United States Code or any other bankruptcy, insolvency any similar law of any state, federal, foreign or other jurisdiction.

(e) Investment Company. Buyer is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(f) Fully Reporting Status. Buyer has complied with all requirements of Rule 144(i)(2) so that Rule 144 is currently available to holders of the Buyer’s Common Stock.

2.1 Representations and Warranties of Seller. Seller represents and warrants and agrees to Buyer, as follows:

(a) Organization of the Seller. Seller is a limited liability company and is duly organized, validly existing, and in good standing in the State of Arkansas.

(b) Authorization of Transaction. Seller, through its Manager(s), has full capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(c) Noncontravention. To Seller’s knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will in any material respect (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or is subject or any provision of its organization documents, as applicable or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or is a party or by which any of Seller's assets is subject, other than the disclosed loan with Chambers Bank.

(d) AMAST’s Capitalization. AMAST is made up of 100,000 units of member interests. All of the AMAST Member Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record beneficially by Seller, free and clear of all encumbrances. Upon consummation of the transactions contemplated herein, Buyer shall own all of the AMAST Member Interest free and clear of all encumbrances except for the loan from Chambers Bank.

(e) All of the AMAST Member Interest was issued in compliance with applicable laws. None of the AMAST Member Interest was issued in violation of any agreement, arrangement or commitment to which Seller is a party or is subject to or in violation of any preemptive or similar rights of any person.

(f) Undisclosed Liabilities. Seller has disclosed all the liabilities associated with AMAST to Buyer and, except for the first lien identified in paragraph (i) below, AMAST has no liabilities, obligations or commitments of any nature whatsoever, asserted, known or unknown, absolute or contingent, accrued, or unaccrued, matured or unmatured or otherwise. There are no pending questions relating to, nor claims asserted for, Taxes or assessments upon AMAST nor has AMAST been requested to give any waivers extending the statutory period of limitation applicable to any federal, state or local income tax return for any period.

(g) Legal Proceedings; Governmental Orders. There is no claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise whether at Law or in equity (“Actions”) are pending or, threatened or accrued (i) against or by AMAST affecting any of its properties or assets or (ii) against or by AMAST that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(h) Taxes. AMAST has properly, accurately and timely filed all material federal, state and local information and tax returns required to be filed by AMAST and to Seller’s knowledge has paid or made provisions for the payment of all material taxes and other charges that have incurred or are due prior to closing.

(i) Assets and Real Property of AMAST. AMAST owns one piece of real estate, an office building located at 212 S. Lincoln Street, Lowell, Arkansas 72745. AMAST has good and marketable title to the property and all of the assets. Other than a first lien held by Chambers Bank of approximately $1.3 million, the property and assets are free and clear of any mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions or restrictions except as shown on the financial records of AMAST inspected by Buyer or disclosed herein and specifically including any and all liens held by Chambers Bank.

Article III.

INDEMNIFICATION

Seller shall defend, indemnify and hold Buyer and its officers, directors, and affiliates (collectively, the “Buyer’s Indemnified Parties”) harmless from any and all Third Party Claims and Losses resulting from (a) any material breach or material inaccuracy of a representation or warranty of Seller contained in this Agreement; or (b) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement. Seller’s liability under this indemnification provision shall be specifically limited to the amount that Buyer has paid to the Seller under this Agreement as of the time the claim arose (“Seller’s Liability Limit”).

Article IV.

GENERAL

4.0 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

4.1 Assignment. This Agreement and the other agreements entered into by the Parties in connection herewith will be binding on the Parties hereto and their respective heirs, estates, guardians, executors, administrators, successors and assigns; provided, however, other than the Parties and their respective heirs, estates, guardians, executors, administrators, successors and assigns, nothing in this Agreement express or implied, is intended to confer upon any other Person any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

4.2 Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision will remain in effect to the extent it is not invalid or unenforceable; and (c) the remainder of this Agreement shall remain in full force and effect and shall in no way be invalidated.

4.3 Waiver. A delay or failure in enforcing any right or remedy afforded hereunder or by law shall not prejudice or operate to waive that right or remedy or any other right or remedy for a future breach of this Agreement, whether of a like or different character.

4.4 Governing Law. This Agreement, including any Exhibits attached hereto, shall be construed in accordance with the substantive and procedural laws of the United States and the State of Arkansas applicable to agreements executed and wholly performed therein, without regard to rules or principles of conflict of laws that might require the application of the laws of any other jurisdiction.

4.5 Entire Agreement. This Agreement, including any Exhibits attached hereto, sets forth the entire agreement between the Parties and supersedes all contracts, proposals or agreements, whether oral or in writing, and all negotiations, discussions and conversations, between the Parties with respect to the subject matter contained in this Agreement. Any policies, agreements or understandings made between the Parties relating to the subject matter of this Agreement and not explicitly set forth in this Agreement are void and unenforceable. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

4.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original hereof but all of which together shall constitute one agreement. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via electronic transmissions or original signatures.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, each of the Parties hereto, intending to be legally bound, has executed this Agreement as of the date first set forth above.

Buyer:

GEX Management, Inc.

By: /s/ Carl Dorvil________________

Carl Dorvil, President and CEO

Seller:

G & C Family, LLC

By: /s/ Gerald Johnston_____________

Gerald Johnston, Manager

By: /s/ Jason Bailey___________________

Jason Bailey, Manager